Exhibit 14(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Full Circle Capital Corporation:

We consent to the use in this Registration statement on Form N-14 of our report dated September 22, 2014 relating to the consolidated financial statements of Full Circle Capital Corporation as of June 30, 2014 and for the year then ended appearing in this Registration Statement and to our report dated December 10, 2014, incorporated by reference, relating to the information as of June 30, 2014 included in the “Senior Securities” table.

We also consent to the reference to our firm under the headings “Selected Financial Data”, “Senior Securities of Full Circle” and “Experts” in the Registration Statement on Form N-14.

/s/ KPMG LLP
New York, New York
August 1, 2016